EXHIBIT 12.1


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                                                FELCOR LODGING TRUST INCORPORATED
                              Ration of Earnings to Combined Fixed Charges and Preferred Distributions

                                                                          Year Ended  December 31,
                                                ------------------------------------------------------------------------------------
                                                   1996          1997            1998            1999           2000         2001
                                                ---------     ----------     ----------     -----------    ----------    -----------

Ratio of Earnings to Combined Fixed Charges and Preferred Distributions

Earnings
Income (loss) before extraordinary items         $43,291       $63,835        $117,914       $132,193        $65,564      $(38,006)

Add:
 Minority Interest                                 5,590         6,390           7,621          7,409          8,262        (7,283)
 Fixed Charges                                    18,867        41,608          99,147        155,420        184,382       186,637
 Amortization of capitalized interest                129           227             667          1,109          1,200         1,269
 Cash distributions from unconsolidated entities   1,954         4,211          19,066         19,581         25,358         8,132
Deduct:
 Equity in Income from uncon subs                 (2,010)       (6,963)         (7,017)        (8,484)       (14,820)       (7,346)
 Deduct capitalized interest                      (1,330)       (1,019)         (4,542)        (5,249)        (1,080)         (811)
                                                 ---------  ------------      ---------      ---------       --------     ----------

Earnings                                         $66,491      $108,289        $232,856       $301,979       $268,866      $142,592
                                                 ========== ============      =========      =========      =========     ==========


Fixed Charges
 Interest expensed -includes amortization of
 discount, premium and capitalized expenses
 related to debt                                 $ 9,803       $28,792        $  73,182      $125,436       $158,620      $161,226
 Capitalized interest                              1,330         1,019            4,542         5,249          1,080           811
                                                 ---------- ------------      ---------      ---------      ---------     ----------
Total fixed charges                               11,133        29,811           77,724       130,685        159,700       162,037
 Add preferred distributions                       7,734        11,797           21,423        24,735         24,682        24,600
                                                 ---------- ------------      ---------      ---------      ---------     ----------
Total fixed charges                              $18,867       $41,608          $99,147      $155,420       $184,382      $186,637
                                                 ========== ============      =========      =========      =========     ==========

Ratio of Earnings to Combined Fixed Charges          3.5%          2.6%             2.3%          1.9%           1.5%          0.8%
   and preferred distributions

Amount needed to reach 1x                                                                                    $44,045

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